Execution Version

SYNERGY PHARMACEUTICALS INC.
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee
FIRST SUPPLEMENTAL INDENTURE
Dated as of February 28, 2017
to
Indenture
Dated as of November 3, 2014

7.50% Convertible Senior Notes due 2019

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 28, 2017, is between Synergy Pharmaceuticals Inc., a Delaware corporation, as issuer (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of November 3, 2014, where the Company duly authorized the issuance of its 7.50% Convertible Senior Notes due 2019 (the “Notes”), initially in an aggregate principal amount not to exceed $200,000,000, and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Company duly authorized the execution and delivery of the Indenture (the “Indenture”);
WHEREAS, the Company has the consent of the Holders of at least a majority of the aggregate principal amount of the Notes outstanding (the “Consent Solicitation Statement”), and has been authorized by the resolutions of the Board of Directors and the Trustee, to amend the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture, pursuant to Articles 8 and 10 of the Indenture; and
WHEREAS, the Company has delivered to the Trustee an Officer’s Certificate and Opinion of Counsel pursuant to Section 10.05 of the Indenture to the effect that the execution and delivery of this Supplemental Indenture is authorized or permitted under the Indenture, that all conditions precedent provided for in the Indenture to the execution and delivery of this Supplemental Indenture to be complied with by the Company have been complied with and that this Supplemental Indenture is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
In consideration of the premises herein set forth, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes, as applicable, as follows:
ARTICLE 1
AMENDMENTS TO INDENTURE
Section 1.01    Amendments to Article 4. The Indenture is hereby amended by deleting the following Sections of the Indenture and all references thereto in their entirety:
Section 4.09 (Indebtedness);
Section 4.11 (Future Financings); and
Section 4.12 (Licensing Restrictions).

ARTICLE 2
MISCELLANEOUS PROVISIONS
Section 2.01    Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.
Section 2.02    Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.
Section 2.03    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 2.04    Successors. All agreements of the Company in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
Section 2.05    Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.
Section 2.06    Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
Section 2.07    Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
Section 2.08    Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the closing of the Consent Solicitation Statement, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such closing shall not occur. The Company shall notify the Trustee promptly after the occurrence of such closing or promptly after the Company shall determine that such closing will not occur.
Section 2.09    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

SYNERGY PHARMACEUTICALS INC.
By:	/s/ Gary S. Jacob
Name: Gary S. Jacob
Title: CEO

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Mark F. McLaughlin
Name: Mark F. McLaughlin
Title: Vice President